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                                                                    EXHIBIT 12.1

              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (in thousands)

                                                                             FISCAL YEAR ENDED
                                               -----------------------------------------------------------------------------
                                               JANUARY 2,  DECEMBER 28,        DECEMBER 29,       DECEMBER 30,  DECEMBER 31,
                                                  2005        2003                2002                2001          2000
                                               ----------  ------------        ------------       ------------  ------------
Earnings (loss) before income taxes and
     fixed charges:
     Income (loss) from continuing operations
           before income taxes                 $    2,084  $    (22,611)       $    (14,231)      $      8,212  $     22,710

     Add interest on indebtedness, net             26,764        22,254              22,556             24,586        26,809
     Add amortization of debt expense               4,345         6,574               1,737              1,216        1,079
     Add estimated interest factor
        for rentals                                 5,550         9,704               6,680              6,259         5,998
                                               ----------  ------------        ------------       ------------  ------------
Earnings (loss) before income taxes and
     fixed charges                             $   38,743  $     15,921        $     16,742       $     40,273  $     56,596
                                               ==========  ============        ============       ============  ============

Fixed Charges:
     Interest on indebtedness                  $   26,764  $     22,254        $     22,556       $     24,586  $     26,809
     Amortization of debt expense                   4,345         6,574               1,737              1,216         1,079
     Estimated interest factor for rentals          5,550         9,704               6,680              6,259         5,998
                                               ----------  ------------        ------------       ------------  ------------
                                               $   36,659  $     38,532        $     30,973       $     32,061  $     33,886
                                               ==========  ============        ============       ============  ============

Ratio of earnings to fixed charges                    1.1              (a)                 (a)             1.3           1.7

(a) Earnings were insufficient to cover fixed charges by $22.6 million and $14.2 million for the fiscal years ended December 28, 2003 and December 29, 2002, respectively.